EXHIBIT 10.4

MEMORANDUM OF UNDERSTANDING

United Technologies/Pratt & Whitney located at 400 Main Street, East Hartford, Connecticut (hereinafter referred to as PWA) and Kreisler Industrial Corporation using the business address of 180 Van Riper Avenue, Elmwood Park, New Jersey (hereinafter referred to as Kreisler), and collectively referred to as “Parties”, do hereby agree to the following Memorandum of Understanding (MOU):

PWA agrees to provide and Kreisler agrees to accept $2,000,000 of funding, subject to internal PWA approvals, to cover start-up costs associated with Kreisler’s development of a tube assembly facility in Poland. Payments totaling $2,000,000 will be funded as follows:

$552,000 F119 Program Cost Reduction (PCR)	}	$1.5m 2007
$448,000 F119 2007 Discretionary
$500,000 Global Operations Strategy (GOS) CAR
$500,000 F119 2008 Discretionary

Kreisler agrees to submit invoices to PWA for costs incurred while providing mutually agreed upon backup to support the PCR funding invoiced charges. Both parties shall mutually agree to the timing of the funding.

The Parties agree that the unit prices for the purchase and sale of the parts are set forth on Attachment A. The Prices will apply to all parts set forth in Attachment A that are delivered from Kreisler to PWA on or after January 1, 2008 and on or before December 31, 2010, and will supercede any other prices previously agreed to by the Parties. The Parties agree that the Raw Material, Casting, Forging and Proprietary fittings portion of the unit prices for the purchase and sale of the parts that are set forth-on Attachment A may be subject to inflationary/deflationary adjustments to be defined prior to December 21, 2007

The funding agreement and pricing structure provided for this MOU anticipates 138 F119 engine requirements for 2008-2010. Based on 138 engines, it is the expectation of the Parties that PWA will receive a cost reduction benefit of $1,000,000 more than the $2,000,000 of proposed funding advancements to Kreisler through the reduced pricing structure provided for herein if the volume of F119 parts purchased by PWA from Kreisler remains consistent with the 138 F119 engine forecast. Should the 2008-2010 volume of the F119 parts purchased by PWA from Kreisler be materially reduced due to Kreisler’s inability to perform, due to but not limited to, financial problems and/or quality control issues with the parts, it is the Parties intention and understanding that PWA shall be entitled to offset amounts on existing invoices with Kreisler against the remaining uncovered amount of PWA’s funding advancement of $2,000,000 plus the cost reduction benefit of $1,000,000 for a combined total of $3,000,000.

This is a memorandum of understanding that anticipates the execution by the Parties of an LTA agreement covering all of the terms hereof for those terms to be given effect. PWA and Kreisler each agree to negotiate in good faith the Terms and Conditions associated with this MOU in order to execute a completed LTA agreement prior to December 31, 2007. The provisions of this MOU will be binding and effective on the Parties in the event an LTA is not concluded by the Parties.

IN WITNESS WHEREOF, the parties hereto have by their duly authorized representatives executed this agreement on the date written below.

KREISLER INDUSTRIAL CORPORATION		UNITED TECHNOLOGIES CORPORATION,
PRATT & WHITNEY DIVISION

By:	/s/ Michael D. Stern	By:	/s/ Dan Richardson
Name:	Michael D. Stern	Name:	Dan Richardson
Title:	Co-President & CEO	Title:	Commodity Manager
Date:	April 20, 2007	Date:	March 14, 2007

		By:	/s/ John Cantillon
		Name:	John Cantillon
		Title:	Controller Procurement
		Date:	March 15, 2007

		By:	/s/ Kevin Gaffney
		Name:	Kevin Gaffney
		Title:	General Manager - CANMC
		Date:	March 15, 2007